Exhibit 10.1

THIS AGREEMENT IS SUBJECT TO ARBITRATION

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 11th day of January, 2010 (the “Effective Date”) by and between DG FastChannel, Inc., a Delaware corporation (the “Corporation”), and Neil Nguyen (the “Employee”).

WHEREAS, the Corporation and Employee are parties to an Amended and Restated Employment Agreement (the “Prior Agreement”) made effective as of the 31st day of December, 2008, which sets forth the terms and conditions of Employee’s employment with the Corporation; and

WHEREAS, the Corporation and Employee desire to further amend and restate the Prior Agreement on the terms and conditions as set forth herein to reflect the Employee’s promotion as of September 1, 2009 (the “Promotion Date”) to the position of President and Chief Operating Officer of the Corporation;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

1.             Employment.  The Corporation hereby employs Employee in the capacity of President and Chief Operating Officer of the Corporation, or in such other position of the same or greater stature as the Corporation may direct or desire, and Employee hereby accepts the employment, on the terms and subject to the conditions hereinafter set forth.

2.             Duties.  The Employee’s job title shall be President and Chief Operating Officer of the Corporation.  During the Employment Term the Employee shall have such authority and duties as are usual and customary for such position, and shall perform such additional services and duties and hold such offices as the Chief Executive Officer or Board of Directors of the Corporation (the “Board”) may from time to time reasonably assign consistent with such position.  Employee agrees to devote substantially his full time, energies and best efforts to the performance of his duties hereunder, to the exclusion of all other business activities, except any other activities as the Corporation may consent to in writing.

3.             Term.  The term of employment hereunder shall begin on the Effective Date and continue through December 31, 2012 unless earlier terminated as herein provided (the “Employment Term”).

4.             Salary and Other Compensation.  As compensation for the services to be rendered by the Employee to the Corporation pursuant to this Agreement, the Employee shall be paid the following compensation and other benefits during the Employment Term:

(a)           Base Salary.  During the Employment Term, the Employee’s base salary shall be as follows: a prorated amount at the rate in effect as of the Effective Date for the remainder of calendar year 2009, $395,000 for the twelve months ending December 31, 2010, $415,000 for the twelve months ending December 31, 2011 and $430,000 for the twelve months ending December 31, 2012, each payable in equal bi-weekly installments or in accordance with the Corporation’s then standard practices, or such higher compensation as may be established by the Corporation from time to time (“Base Salary”).  Any increase in Base Salary shall automatically amend this Agreement to provide thereafter that Employee’s Base Salary shall not be less than the annual amount to which the Base Salary has been increased.  If the Employee, during any period of Partial Disability, receives any periodic payments representing lost compensation under any health and accident policy or under any salary continuation insurance policy, the premiums for which have been paid by the Corporation, the amount of salary that the Employee would be entitled to receive from the Corporation during the Partial Disability shall be decreased by the amounts of such payments.  “Partially Disabled,” for purposes of this subsection, means the inability because of any physical or emotional illness to perform his assigned duties under this Agreement for forty (40) hours per week.  In addition to the foregoing, in view of the Employee’s promotion to the position of President and Chief Operating Officer of the Corporation as of the Promotion Date, the Employee will receive a special one-time lump sum payment on or before December 31, 2009 to reflect a prorated increase in base salary applicable to such position and not yet received by the Employee, in an amount equal to $16,666.00.

(b)           Bonus.  For calendar years 2010-2012, the Employee shall be eligible for an annual bonus in an amount of up to 75% of the then-applicable Base Salary.  The Employee’s actual bonus for any calendar year may be less than this maximum amount, with the criteria upon which any bonus would be awarded to be determined in the sole discretion of the Compensation Committee (or other applicable committee) of the Board of Directors (the “Compensation Committee”), provided, however, that a material portion of Employee’s annual bonus shall be based upon the Corporation’s attainment of revenue and EBITDA goals established by the Compensation Committee.  For calendar year 2009, the Employee shall be eligible to receive an annual bonus based upon the terms of the Prior Agreement.  Any annual bonus that becomes payable pursuant to this Section 4(b) shall be paid between January 1 and March 15th of the year following the year for which such annual bonus was earned; provided, however, in no event will the bonus be paid after December 31 of the year following the year for which such annual bonus was earned.

(c)           Stock Options.  Pursuant to a separate agreement, the Employee will be awarded a stock option to purchase 125,000 shares of the Corporation’s common stock, under the Corporation’s stock incentive plan, at an exercise price equal to the fair market value of the Corporation’s common stock on the grant date, as determined by the Compensation Committee.  In addition, the Employee may receive additional awards under such stock incentive plan as the Compensation Committee may determine from time to time, subject to any limitation as may be provided by applicable law or regulation or the terms of the stock incentive plan.  All outstanding stock options held by or on behalf of the Employee shall become fully vested and exercisable upon the occurrence of a change in control of the Corporation (as defined in the applicable stock option agreement or related plan document).

(d)           Car Allowance.  The Corporation shall pay to the Employee a car allowance in an amount equal to $750 per month, in arrears, during the Employment Term.

(e)           Employee Benefit Plans. The Employee shall be eligible to participate, to the extent he may be eligible, in any profit sharing, retirement, insurance or other employee benefit plan maintained by the Corporation.

5.             Life and Health Insurance.  The Corporation, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of the Employee in any amount or amounts considered advisable by the Corporation, and the Employee shall submit to any medical or other examination and execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.  During the Employment Term, the Corporation shall pay the amount of premiums or other cost incurred for coverage of the Employee and his eligible spouse and dependent family members under the applicable Corporation health benefits arrangement (consistent with the terms of such arrangement).

6.             Expenses.  The Corporation shall pay, or reimburse the Employee, for the reasonable and necessary business expenses of the Employee.

7.             Vacations and Leave.  The Employee shall be entitled to four (4) weeks paid vacation per year to be accrued in accordance with the Corporation’s vacation policy in effect from time to time.

8.             Non-Disclosure of Confidential Information and Covenants against Competition.

(a)           The Employee acknowledges that in and as a result of his employment by the Corporation, he will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as the Corporation’s patents, copyrights, proprietary information, trade secrets, systems, procedures, manuals, confidential reports, and lists of customers (which are deemed for all purposes confidential and proprietary), as well as the nature and type of services rendered by the Corporation, the equipment and methods used and preferred by the Corporation’s customers, and the fees paid by them.  As a material inducement to the Corporation to enter into this Agreement and to pay to Employee the compensation stated in Section 4, Employee covenants and agrees that he shall not, at any time during or for three (3) years following the term of his employment, directly or indirectly divulge or disclose for any purpose whatsoever any confidential information that has been obtained by, or disclosed to, him as a result of his employment by the Corporation.

(b)           The Employee acknowledges that the services he is to render are of a special and unusual character with a unique value to the Corporation, the loss of which cannot adequately be compensated by damages in action at law.  In addition, the Employee acknowledges that as a result of his promotion to President and Chief Operating Officer of the Corporation and subject to his execution of this Agreement, the Employee is being provided additional confidential and proprietary information of the Corporation which was not provided to the Employee in his prior position.  As a result, in view of the unique value to the Corporation of the services of Employee, because of such confidential information to be obtained by or disclosed to Employee, as hereinabove set forth, and as a material inducement to the Corporation to enter into this Agreement and to pay to Employee the compensation stated in paragraph 4, and in consideration of the additional severance benefits being afforded to the Employee under this Agreement, Employee covenants and agrees that during Employee’s employment and for a period of twelve months after he ceases to be employed by the Corporation for any reason, he will not, except as otherwise authorized by this Agreement, compete with the Corporation or any affiliate of the Corporation, solicit the Corporation’s customers or the customers of an affiliate or directly or indirectly solicit for employment any of the Corporation’s employees.  For purposes of this paragraph:

(i)            the term “compete” means engaging in the same or any similar business as the Corporation or any of its affiliates in any manner whatsoever (other than as a passive investor), including without limitation, as a proprietor, partner, investor, shareholder, director, officer, employee, consultant, independent contractor, or otherwise, within the United States of America;

(ii)           the term “affiliate” means any legal entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under the common control with the Corporation; and

(iii)          the term “customers” means all persons to whom the Corporation or any of its affiliates has sold any product or service within a period of twelve months prior to the time Employee ceases to be employed by the Corporation.

9.             Reasonableness of Non-Disclosure and Noncompetition Restrictions

(a)           The Employee has carefully read and considered the provisions of Section 8, and, having done so, agrees that the restrictions set forth in that Section are fair and reasonable and are reasonably required for the protection of the interests of the Corporation and its parent or subsidiary corporations, officers, directors, shareholders, and other Employees.

(b)           In the event that, notwithstanding the foregoing, any of the provisions of Section 8 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of Section 8 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

10.           Remedies for Breach of Employee’s Covenants of Non-Disclosure and Noncompetition.  In the event of a breach or threatened breach of any of the covenants in Section 8, the Corporation shall have the right to seek monetary damages for any past breach and equitable relief, including specific performance by means of an injunction against the Employee or against the Employee’s partners, agents, representatives, servants, employers, employees, family members and/or any and all persons acting directly or indirectly by or with him, to prevent or restrain any such breach.

11.           Termination.  Employment of the Employee under this Agreement may be terminated:

(a)           By the Employee’s death.

(b)           By mutual agreement of the Employee and the Corporation.

(c)           By the Corporation for Cause.  This Agreement and the Employee’s employment with the Corporation may be terminated for Cause at any time in accordance with Section 11(f).  For purposes of this Agreement “Cause” shall mean only the following:  (i) a conviction of or a plea of guilty or nolo contendere by the Employee to a felony or an act of fraud, embezzlement or theft or other criminal conduct against the Corporation; (ii) habitual neglect of the Employee’s material duties or failure by the Employee to perform or observe any substantial lawful obligation of such employment that is not remedied within thirty (30) days after written notice thereof from the Corporation or its Board of Directors; or (iii) any material breach by the Employee of this Agreement.  Should the Employee dispute whether he was terminated for Cause, then the Corporation and the Employee shall enter immediately into binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, the cost of which shall be borne by the non-prevailing party.

(d)           By Employee for Good Reason.  This Agreement and the Employee’s employment with the Corporation may be terminated at any time, at the election of the Employee, for Good Reason following notice and a reasonable opportunity to cure, and in accordance with subparagraph (e) of this section.  As used in this Agreement, Good Reason shall mean (i) the assignment to the Employee of duties inconsistent with the title of President and Chief Operating Officer of the Corporation or his then current office, the removal of the Employee from such office or any reduction in the current scope or degradation of the Employee’s job responsibilities, duties, functions, status, offices and title or material reduction in support staff; (ii) the material reduction of the Employee’s then current Salary and perquisites, on an aggregate basis; (iii) the relocation of the Corporation’s principal executive offices to a location more than twenty (20) miles from the Corporation’s then current offices or the transfer of the Employee to a place other than the Corporation’s principal executive offices (excepting reasonable travel on the

Corporation’s business); or (iv) any material breach by the Corporation of this Agreement.

(e)           Notice of Termination.  Any purported termination of the Employee’s employment by the Corporation for Just Cause shall be communicated by a written Notice of Termination to the Employee.  Such notice shall recite the facts and circumstances claimed to provide the basis for such termination and specify the Date of Termination. As used in this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination, which date shall not be less than thirty (30) nor more than sixty (60) days from the date the Notice of Termination is given.  If within thirty (30) days from the date the Notice of Termination is given, the Employee notifies the Corporation that a dispute exists concerning such termination, the Date of Termination shall be the date on which the dispute is finally resolved.  The Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the Employee pursues the resolution of such dispute by entering immediately into binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, the cost of which shall be borne by the non-prevailing party, except as otherwise required by law.

(f)            At the end of the Employment Term.

(g)           In the event of a Change in Control and, following such Change in Control, if the Employee is terminated by the Corporation without Cause, or the Employee elects to terminate his employment for any reason, prior to the end of the Employment Term.  As used in the Agreement, the term “Change in Control” shall mean:

(i)            the sale, lease or other transfer of all or substantially all of the assets of the Corporation to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended);

(ii)           the adoption by the stockholders of the Corporation of a plan relating to the liquidation or dissolution of the Corporation;

(iii)          the merger of consolidation of the Corporation with or into another entity or the merger of another entity into the Corporation or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Corporation immediately prior to such transaction (or their affiliates) hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation;

(iv)          the acquisition by any person or group of more than fifty percent (50%) of the voting power of all securities of the Corporation generally entitled to vote in the election of directors of the Corporation; or

(v)           the majority of the Board is composed of members who (A) have served less than twelve months and (B) were not approved by a majority of the Board at the time of their election or appointment.

12.           Payments Upon Termination.  Payments to the Employee upon termination shall be limited to the following:

(a)           If the Employee is terminated by the Corporation upon death, for Cause, or at the end of the Employment Term, the Employee shall be entitled to all arrearages of salary and expenses as of the Date of Termination but shall not be entitled to further compensation, subject to paragraph 13.

(b)           If the Employee terminates for Good Reason or following a Change in Control pursuant to Section 11(g) above, or if the Employee is terminated by the Corporation other than for Cause or any reason other than as set forth in subparagraph (a) above during the Employment Term, the Employee shall be entitled to the greater of (i) all remaining salary under this Agreement to the end of the Employment Term, or (ii) salary from the Date of Termination through the first anniversary of the Date of Termination.  Such amounts shall be paid in equal bi-weekly installments or in accordance with the Corporation’s then standard payroll payment practices (but no less frequently than monthly), subject to Section 14(b).  Employee shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.

13.           Severance Following Expiration of Employment Term.  Following the end of the Employment Term, upon termination of Employee’s employment with the Corporation for any reason other than Cause, but upon ninety days prior written notice if such termination is by the Employee, the Corporation shall pay to the Employee an amount equal to six months of the Employee’s Base Salary at the rate in effect on the Date of Termination, which amount shall be paid in equal bi-weekly installments or in accordance with the Corporation’s then standard payroll payment practices (but no less frequently than monthly), subject to Section 14(b).

14.           Other Termination Provisions.

(a)           Separation from Service.  Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to the Employee under Section 12 of this Agreement in connection with a termination of the Employee’s employment, in no event shall a termination of employment occur under this Agreement unless such termination constitutes a Separation from Service.  For purposes of this Agreement, a Separation from Service shall mean the Employee’s “separation from service” with the Corporation as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(b)           Section 409A Compliance.  Notwithstanding anything contained in this Agreement to the Contrary, to the maximum extent permitted by applicable law, amounts payable to the Employee pursuant to Section 12 shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals).  However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of  the Code, then if Employee is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service or (ii) the date of Employee’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 14(b) shall be paid in a lump sum to Employee.  The determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Corporation in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

(c)           Resignation Upon Termination.  In the event of termination of this Agreement other than for death, the Employee hereby agrees to resign from all positions held in the Corporation, including without limitations any position as a director, officer, agent, trustee or consultant of the Corporation or any affiliate of the Corporation.

15.           Waiver.  A party’s failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

16.           Governing Law.  This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas.

17.           Severability.  The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

18.           Notice.  Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Corporation at its principal place of business and to the Employee at the address hereinafter set forth following the Employee’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other.

19.           Assignment.  This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

20.           Amendments.  This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Corporation and the Employee.

21.           Entire Agreement.  This Agreement amends and restates in its entirety the terms and conditions of Employee’s employment with the Corporation, notwithstanding the terms and conditions of any previous employment agreement between the Corporation and Employee, including the Prior Agreement.  This Agreement, along with the Corporation handbook to the extent it does not specifically conflict with any provision of this Agreement, contains the entire agreement and understanding by and between the Employee and the Corporation with respect to the employment of the Employee, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of the Employee by the Corporation not contained herein shall be of any force or effect.

22.           Burden and Benefit.  This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Employee, and their respective heirs, personal and legal representatives, successors, and assigns.

23.           References to Gender and Number Terms.  In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place where the context so requires.

24.           Headings.  The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

25.           In-Kind Benefits and Reimbursements.  Notwithstanding any thing to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Employee and are not subject to liquidation or exchange for another benefit.  Notwithstanding any thing to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to the Employee as soon as administratively practicable following such submission, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred.  In no event shall the Employee be entitled to any reimbursement payments after the last day of Employee’s taxable year following the taxable year in which the expense was incurred.  This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Employee.

26.           Section 409A; Separate Payments.  This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Corporation be required to provide a tax gross-up payment to Employee or otherwise reimburse Employee with respect to Section 409A Penalties.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

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IN WITNESS WHEREOF, the Corporation and Employee have duly executed this Agreement as of the day and year first above written.

CORPORATION:

DG FASTCHANNEL, INC.

By:	/s/ Scott K. Ginsburg
Scott K. Ginsburg
Chief Executive Officer

Address for Notice Purposes:

DG FastChannel, Inc.

750 West John Carpenter Freeway

Suite 700

Irving, Texas 75039

Attention:  Chief Financial Officer

EMPLOYEE:

/s/ NEIL NGUYEN
NEIL NGUYEN